Exhibit (h)(36)

Form of

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between MML Investment Advisers, LLC, a Delaware limited liability company (the “Manager”), and MassMutual Advantage Funds, a Massachusetts business trust (the “Trust”), effective as of the 1st day of February, 2024.

WHEREAS, the Trust is an open-end management investment company registered as such with the Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MassMutual Clinton Short-Term Municipal Fund, MassMutual Clinton Municipal Fund, MassMutual Clinton Municipal Credit Opportunities Fund, MassMutual Global Floating Rate Fund, MassMutual Global Credit Income Opportunities Fund, MassMutual Emerging Markets Debt Blended Total Return Fund, and MassMutual Global Emerging Markets Equity Fund (each a “Fund” and together, the “Funds”) are each a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the SEC as such under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Trust has appointed the Manager as its investment manager for the Funds and the Manager has agreed to act in such capacity upon the terms set forth in the relevant Investment Management Agreements; and

WHEREAS, upon mutual consent of the Board of Trustees of the Trust on behalf of the MassMutual Global Floating Rate Fund and MassMutual Global Credit Income Opportunities Fund and the Manager, this Agreement supersedes and replaces, with respect to those Funds only, the Expense Limitation Agreement dated July 13, 2023;

NOW THEREFORE, the Trust and the Manager hereby agree as follows and this agreement can only be terminated by mutual consent of the Board of Trustees of the Trust on behalf of a Fund and the Manager:

(i)	The Manager agrees to cap the fees and expenses of each Fund (other than extraordinary legal and other expenses, Acquired Fund Fees and Expenses, interest expense, expenses related to borrowings (with the exception of interest and borrowing expenses related to the Fund’s dedicated line of credit for the MassMutual Global Floating Rate Fund and MassMutual Global Credit Income Opportunities Fund), securities lending, leverage, taxes, and brokerage, short sale dividend and loan expense, or other non-recurring or unusual expenses such as organizational expenses and shareholder meeting expenses, as applicable) through January 31, 2025 to the extent that Total Annual Fund Operating Expenses after Expense Reimbursement would otherwise exceed the following amounts:

MassMutual Clinton Short-Term Municipal Fund

Expense Cap
Class I shares	0.29%
Class Y shares	0.39%
Class A shares	0.64%

MassMutual Clinton Municipal Fund

Expense Cap
Class I shares	0.41%
Class Y shares	0.51%
Class A shares	0.76%

MassMutual Clinton Municipal Credit Opportunities Fund

Expense Cap
Class I shares	0.54%
Class Y shares	0.64%
Class A shares	0.89%

MassMutual Global Floating Rate Fund

Expense Cap
Class I shares	0.75%
Class Y shares	0.75%
Class A shares	1.00%
Class C shares	1.75%

MassMutual Global Credit Income Opportunities Fund

Expense Cap
Class I shares	0.85%
Class Y shares	0.90%
Class A shares	1.16%
Class C shares	1.95%

MassMutual Emerging Markets Debt Blended Total Return Fund

Expense Cap
Class I shares	0.95%
Class Y shares	0.95%
Class A shares	1.20%
Class C shares	1.95%

MassMutual Global Emerging Markets Equity Fund

Expense Cap
Class I shares	0.90%
Class Y shares	0.90%
Class A shares	1.15%
Class C shares	1.90%

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the 31st day of January, 2024.

MML INVESTMENT ADVISERS, LLC

By:
Douglas Steele, Vice President

MASSMUTUAL ADVANTAGE FUNDS
on behalf of each of the Funds

By:
Renee Hitchcock, CFO and Treasurer